Exhibit 99.1
Earnings Release

Investor Contact: Catalent, Inc. Thomas Castellano 732-537-6325 investors@catalent.com

Catalent, Inc. Reports First Quarter Fiscal Year 2017 Results

•	Q1'17 revenue $442.2 million increased 5% as-reported, or 7% in constant currency from the prior year period.

•	Acquired Pharmatek Laboratories, a West Coast, U.S.-based specialist in drug development and clinical manufacturing; adds extensive formulation and development capabilities.

•	Triphase Accelerator has obtained worldwide rights to an oncology treatment developed using Catalent's proprietary SMARTag technology.

•	Reached an agreement with Moderna Therapeutics to support near-term Good Manufacturing Practice (GMP) efforts for Phase 1/2 clinical studies for its personalized cancer vaccines.

Somerset, N.J. - November 7, 2016 -- Catalent, Inc. (NYSE: CTLT), the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products, today announced financial results for the first quarter of fiscal year 2017, which ended September 30, 2016.

First quarter 2017 revenue of $442.2 million increased 5% as reported and increased 7% in constant currency from $423.0 million reported in the first quarter a year ago. All three of the Company’s reporting segments posted constant currency revenue growth for the first quarter, led by a double-digit increase in the Drug Delivery Solutions segment.

First quarter 2017 net earnings attributable to Catalent were $4.6 million, or $0.04 per diluted share, compared to net earnings of $11.9 million, or $0.09 per diluted share, in the first quarter a year ago.

First quarter 2017 EBITDA from continuing operations of $62.7 million decreased 13% from $72.1 million in the first quarter a year ago.

First quarter 2017 Adjusted EBITDA, as referenced in the GAAP to non-GAAP reconciliation provided later in this release, was $75.0 million, or 17.0% of revenue, compared to $77.6 million, or 18.3% of revenue, in the first quarter a year ago. This represents an increase of 3% on a constant currency basis.

First quarter 2017 Adjusted Net Income, as referenced in the GAAP to non-GAAP reconciliation provided later in this release, was $19.6 million, or $0.16 per diluted share, compared to Adjusted Net Income of $23.0 million, or $0.18 per diluted share, in the first quarter a year ago.

"We're pleased to start fiscal year 2017 with strong revenue growth, the completion of a strategic acquisition, and several exciting developments on the Biologics front," said John Chiminski, President and Chief Executive Officer of Catalent, Inc. "The acquisition of Pharmatek adds extensive early-phase drug development capabilities from discovery to clinic and brings spray drying technology into Catalent’s extensive portfolio of advanced delivery technologies. The Biologics project wins this quarter highlight our differentiated technology platforms in this space in support of our customers and patients."

First Quarter 2017 Segment Highlights

Revenue Highlights by Business Segment

Revenue from the Softgel Technologies segment was $186.4 million for the first quarter of fiscal 2017, an increase of 1% as reported, or 2% in constant currency, compared to the first quarter a year ago. The constant currency growth was attributable to higher end-market volume demand for consumer health products, primarily in Latin America and Asia Pacific; partially offset by lower volume at our Beinheim facility as compared to pre-suspension levels of production during the first quarter of the prior fiscal year.

Revenue from the Drug Delivery Solutions segment was $191.3 million for the first quarter of fiscal 2017, an increase of 10% as reported, or 13% in constant currency, over the first quarter a year ago. The strong performance was primarily driven by volumes related to fee-for-service development and analytical testing in the U.S., and strength within our biologics offering and our European pre-filled syringe operations. This growth was partially offset by decreased volume in our integrated oral solids development and manufacturing capabilities.

Revenue from the Clinical Supply Services segment was $75.0 million for the first quarter of fiscal 2017, a decrease of 3% as reported, or an increase of 3% in constant currency over the first quarter a year ago. This growth was primarily due to increased volume related to core storage and distribution activities.

Segment EBITDA Highlights

Softgel Technologies segment EBITDA in the first quarter of 2017 was $30.5 million, a decrease of 12% as reported, or 7% in constant currency, versus the first quarter a year ago. The decrease was primarily attributable to lower volume at our Beinheim facility as compared to pre-suspension levels of production in the first quarter of the prior fiscal year; partially offset by increased volume and higher capacity utilization within Latin America.

Drug Delivery Solutions segment EBITDA in the first quarter of 2017 was $42.0 million, an increase of 12% as reported, or 18% in constant currency. The increase was primarily driven by increased volumes and favorable product mix within our analytical services platform and our biologics offering, partially offset by decreased volumes and unfavorable product mix within our integrated oral solids development and manufacturing capabilities.

Clinical Supply Services segment EBITDA in the first quarter of 2017 was $10.5 million, a decrease of 25% as reported, or 17% in constant currency. The decrease was primarily attributable to an unfavorable service offering revenue mix to our lower margin storage and distribution business from our higher margin manufacturing and packaging business, as well as due to higher costs across the segment.

Additional Financial Highlights

First quarter 2017 gross margin of 28.1% declined 60 basis points as-reported, or 10 basis points in constant currency, from 28.7% in the first quarter a year ago. The decrease was primarily attributable to unfavorable revenue mix within our Clinical Supply Services segment during the first quarter of the current fiscal year, partially offset by favorable product mix within the Drug Delivery Solutions segment.

First quarter 2017 selling, general and administrative expenses were $98.2 million and represented 22.2% of revenue, compared to $82.3 million, or 19.5% of revenue, in the first quarter a year ago. The increase in the current year was primarily driven by higher employee related costs resulting from inflationary increases, employee retention and recruiting, health and wellness expense, and non-cash equity-based compensation plans.

Backlog for the Clinical Supply Services segment, defined as estimated future service revenues from work not yet completed under signed contracts was $308.6 million as of September 30, 2016, a 6% increase compared to the fourth quarter of fiscal year 2016. The segment also recorded net new business wins of $92.2 million during the first quarter, which represented a 6% increase year over year. The segment’s trailing-twelve-month book-to-bill ratio was 1.2x.

Balance Sheet and Liquidity

As of September 30, 2016, Catalent had $1.9 billion in total debt, and $1.8 billion in total debt net of cash and short term investments, which is modestly above the total and net debt levels as of June 30, 2016 due to the acquisition of Pharmatek. As of September 30, 2016, Catalent’s net leverage ratio was 4.5x, compared to 4.3x as of June 30, 2016. This quarter's net leverage ratio proforma for the acquisition of Pharmatek was 4.4x.

Fiscal Year 2017 Outlook

There is no change to Catalent’s previously issued financial guidance. For fiscal year 2017, the company expects revenue in the range of $1.920 billion to $1.995 billion. Catalent expects Adjusted EBITDA in the range of $430 million to $455 million and Adjusted Net Income in the range of $165 million to $190 million. These guidance ranges are consistent with the organic, constant currency long-term CAGR growth expectations of 4-6% for revenue and 6-8% for Adjusted EBITDA. The Company expects self-funded capital expenditures in the range of $125 million to $135 million and fully diluted share count in the range of 126 million to 128 million shares on a weighted average basis.

Earnings Webcast

The Company’s management will host a webcast to discuss the results at 4:45 p.m. ET today. Catalent invites all interested parties to listen to the webcast, which will be accessible through Catalent’s website at http://investor.catalent.com. A supplemental slide presentation will also be available in the “Investors” section of Catalent’s website prior to the start of the webcast. The webcast replay, along with the supplemental slides, will be available for 90 days in the “Investors” section of Catalent’s website at www.catalent.com.

About Catalent, Inc.

Catalent, Inc. (NYSE: CTLT) is the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products. With over 80 years serving the industry, Catalent has proven expertise in bringing more customer products to market faster, enhancing product performance and ensuring reliable clinical and commercial product supply. Catalent employs approximately 9,500 people, including over 1,400 scientists, at more than 30 facilities across 5 continents and in fiscal 2016 generated $1.85 billion in annual revenue. Catalent is headquartered in Somerset, N.J. For more information, please visit www.catalent.com.

Non-GAAP Financial Measures

Use of EBITDA from continuing operations, Adjusted EBITDA, Adjusted Net Income and Segment EBITDA

Management measures operating performance based on consolidated earnings from continuing operations before interest expense, expense/(benefit) for income taxes, and depreciation and amortization, and it is adjusted for the income or loss attributable to non-controlling interest (“EBITDA from continuing operations”). EBITDA from continuing operations is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations.

The Company believes that the presentation of EBITDA from continuing operations enhances an investor’s understanding of its financial performance. The Company believes this measure is a useful financial metric to assess its operating performance from period to period by excluding certain items that it believes are not representative of its core business and uses this measure for business planning purposes.

In addition, given the significant investments that Catalent has made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of its cost structure. The Company believes that EBITDA from continuing operations will provide investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. The Company presents EBITDA from continuing operations in order to provide supplemental information that it considers relevant for the readers of the Consolidated Financial Statements, and such information is not meant to replace or supersede U.S. GAAP measures. The Company’s definition of EBITDA from continuing operations may not be the same as similarly titled measures used by other companies.

Catalent evaluates the performance of its segments based on segment earnings before non-controlling interest, other (income)/expense, impairments, restructuring costs, interest expense,

income tax expense/(benefit), and depreciation and amortization (“segment EBITDA”). Moreover, under the Company's credit agreement, its ability to engage in certain activities, such as incurring certain additional indebtedness, making certain investments and paying certain dividends, is tied to ratios based on Adjusted EBITDA, which is not defined under U.S. GAAP and is subject to important limitations. Adjusted EBITDA is the covenant compliance measure used in the credit agreement governing debt incurrence and restricted payments. Because not all companies use identical calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Management also measures operating performance based on Adjusted Net Income/(loss). Adjusted Net Income/(loss) is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations. The Company believes that the presentation of Adjusted Net Income/(loss) enhances an investor’s understanding of its financial performance. The Company believes this measure is a useful financial metric to assess its operating performance from period to period by excluding certain items that it believes are not representative of its core business and the Company uses this measure for business planning purposes. The Company defines Adjusted Net Income/(loss) as net earnings/(loss) adjusted for (1) earnings or loss of discontinued operations, net of tax (2) amortization attributable to purchase accounting and (3) income or loss from non-controlling interest in its majority-owned operations. The Company also makes adjustments for other cash and non-cash items included in the table below, partially offset by its estimate of the tax effects as a result of such cash and non-cash items. The Company believes that Adjusted Net Income/(loss) will provide investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations available to its stockholders. The Company’s definition of Adjusted Net Income/(loss) may not be the same as similarly titled measures used by other companies.

The most directly comparable GAAP measure to EBITDA from continuing operations and Adjusted EBITDA is earnings/(loss) from continuing operations. The most directly comparable GAAP measure to Adjusted Net Income/(loss) is net earnings/(loss). Included in this release is a reconciliation of earnings/(loss) from continuing operations to EBITDA from continuing operations and Adjusted EBITDA and reconciliation of net earnings/(loss) to Adjusted Net Income.

The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting and analyzing future periods, the Company does so primarily on a non-GAAP basis without preparing a GAAP analysis as that would require estimates for various cash and non-cash reconciling items that would be difficult to predict with reasonable accuracy. For example, equity compensation expense would be difficult to estimate because it depends on the Company’s future hiring and retention needs, as well as the future fair market value of the Company’s common stock, all of which are difficult to predict and subject to constant change. It is equally difficult to anticipate the need for or magnitude of a presently unforeseen one-time restructuring expense or the values of end-of-period foreign currency exchange rates. As a result, the Company does not believe that a GAAP reconciliation would provide meaningful supplemental information about the Company’s outlook.

Use of Constant Currency

As changes in exchange rates are an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period over period. The Company uses results on a constant currency basis as one measure to evaluate its performance. The Company calculates constant currency by calculating current-year results using prior-year foreign currency exchange rates. The Company generally refers to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange or being on a constant currency basis. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant currency basis, as the Company presents them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP.

Forward-Looking Statements

This release contains both historical and forward-looking statements.  All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings.  Similarly, statements that describe the Company’s objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent, Inc.’s expectations and projections.  Some of the factors that could cause actual results to differ include, but are not limited to, the following: participation in a highly competitive market and increased competition may adversely affect the business of the Company; demand for the Company’s offerings which depends in part on the Company’s customers’ research and development and the clinical and market success of their products; product and other liability risks that could adversely affect the Company’s results of operations, financial condition, liquidity and cash flows; failure to comply with existing and future regulatory requirements; failure to provide quality offerings to customers could have an adverse effect on the Company’s business and subject it to regulatory actions and costly litigation; problems providing the highly exacting and complex services or support required; global economic, political and regulatory risks to the operations of the Company;  inability to enhance existing or introduce new technology or service offerings in a timely manner; inadequate patents, copyrights, trademarks and other forms of intellectual property protections; fluctuations in the costs, availability, and suitability of the components of the products the Company manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials; changes in market access or healthcare reimbursement in the United States or internationally; fluctuations in the exchange rate of the U.S. dollar and other foreign currencies including as a result of the recent U.K. referendum to exit from the European Union; adverse tax legislation initiatives or challenges to the Company’s tax positions; loss of key personnel; risks generally associated with information systems; inability to complete any future acquisitions and other transactions that may complement or expand the business of the Company or divest of non-strategic businesses or assets and the Company’s ability to successfully integrate acquired business and realize anticipated benefits of such acquisitions; offerings and customers’ products that may infringe on the intellectual property rights of third parties; environmental, health and safety laws and regulations, which could increase costs and restrict operations; labor and employment laws and regulations; additional cash contributions required to fund the Company’s existing pension plans; substantial leverage resulting in the limited ability of the Company to raise additional capital to fund operations and react to changes in the economy or in the industry, exposure to interest rate risk to the extent of the Company’s variable rate debt and preventing the Company from meeting its obligations under its indebtedness. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016, filed with the Securities and Exchange Commission.  All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent, Inc. does not undertake to update any forward-looking statement as a result of new information or future events or developments except to the extent required by law.

More products. Better treatments. Reliably supplied.™

Catalent, Inc. and Subsidiaries
Consolidated Statements of Operations
(Dollars in millions, except per share data)

	Three Months Ended September 30,		FX impact	Constant Currency Increase/(Decrease)
	2016	2015		Change $	Change %
Net revenue	$442.2	$423.0	$(11.3)	$30.5	7%
Cost of sales	318.1	301.5	(5.6)	22.2	7%
Gross margin	124.1	121.5	(5.7)	8.3	7%
Selling, general and administrative expenses	98.2	82.3	(1.5)	17.4	21%
Impairment charges and (gain)/loss on sale of assets	—	1.2	—	(1.2)	*
Restructuring and other	1.1	1.0	(0.1)	0.2	20%
Operating earnings	24.8	37.0	(4.1)	(8.1)	(22)%
Interest expense, net	22.1	22.7	(0.7)	0.1	*
Other (income)/expense, net	(2.1)	0.6	(0.1)	(2.6)	*
Earnings from continuing operations, before income taxes	4.8	13.7	(3.3)	(5.6)	(41)%
Income tax expense/(benefit)	0.2	2.0	(0.8)	(1.0)	(50)%
Earnings from continuing operations	4.6	11.7	(2.5)	(4.6)	(39)%
Net earnings/(loss) from discontinued operations, net of tax	—	—	—	—	*
Net earnings	4.6	11.7	(2.5)	(4.6)	(39)%
Less: Net earnings/(loss) attributable to noncontrolling interest, net of tax	—	(0.2)	—	0.2	*
Net earnings attributable to Catalent	$4.6	$11.9	$(2.5)	$(4.8)	(40)%

Amounts attributable to Catalent:
Earnings from continuing operations less net income (loss) attributable to noncontrolling interest	4.6	11.9
Net earnings attributable to Catalent	4.6	11.9

Weighted average shares outstanding	124.8	124.8
Weighted average diluted shares outstanding	126.3	126.2

Earnings per share attributable to Catalent:
Basic
Earnings from continuing operations	0.04	0.10
Net earnings	0.04	0.10
Diluted
Earnings from continuing operations	0.04	0.09
Net earnings	0.04	0.09
* - percentage not meaningful

Catalent, Inc. and Subsidiaries
Selected Segment Financial Data
(Dollars in millions)

	Three Months Ended September 30,		FX impact	Constant Currency Increase/(Decrease)
	2016	2015		Change $	Change %
Softgel Technologies
Net revenue	$186.4	$184.0	$(1.8)	$4.2	2%
Segment EBITDA	30.5	34.6	(1.6)	(2.5)	(7)%
Drug Delivery Solutions
Net revenue	191.3	173.6	(4.6)	22.3	13%
Segment EBITDA	42.0	37.5	(2.4)	6.9	18%
Clinical Supply Services
Net revenue	75.0	77.6	(4.9)	2.3	3%
Segment EBITDA	10.5	14.0	(1.1)	(2.4)	(17)%
Inter-segment revenue elimination	(10.5)	(12.2)	—	1.7	(14)%
Unallocated Costs	(20.3)	(14.0)	—	(6.3)	45%
Combined Total
Net revenue	$442.2	$423.0	$(11.3)	$30.5	7%

EBITDA from continuing operations	$62.7	$72.1	$(5.1)	$(4.3)	(6)%

Refer to the Company's description of non-GAAP measures including Segment EBITDA as referenced above.

Catalent, Inc. and Subsidiaries
Reconciliation of Earnings/(Loss) from Continuing Operations to EBITDA from Continuing Operations and Adjusted EBITDA*
(Dollars in millions)

	Quarter Ended					Twelve Months Ended
	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016	September 30, 2016
Earnings from continuing operations	$11.7	$30.7	$10.7	$58.1	$4.6	$104.1
Interest expense, net	22.7	22.3	21.7	21.8	22.1	87.9
Income tax expense/(benefit)	2.0	9.2	3.1	19.4	0.2	31.9
Depreciation and amortization	35.5	35.2	34.8	35.1	35.8	140.9
Noncontrolling interest	0.2	0.1	—	—	—	0.1
EBITDA from continuing operations	72.1	97.5	70.3	134.4	62.7	364.9
Equity compensation	2.6	2.5	3.6	2.1	6.9	15.1
Impairment charges and (gain)/loss on sale of assets	1.2	(0.1)	(0.3)	1.9	—	1.5
Financing related expenses and other	—	—	—	—	—	—
US GAAP Restructuring	1.0	0.6	1.8	5.6	1.1	9.1
Acquisition, integration and other special items	1.0	3.6	7.8	5.8	4.8	22.0
Foreign Exchange loss/(gain) (included in other, net) (1)	(0.5)	(3.3)	(2.0)	(4.7)	(0.5)	(10.5)
Other adjustments	0.2	0.3	(0.5)	(3.3)	—	(3.5)
Subtotal	77.6	101.1	80.7	141.8	75.0	398.6
Estimated cost savings	—	—	—	—	—	—
Adjusted EBITDA	$77.6	$101.1	$80.7	$141.8	$75.0	$398.6
FX impact (unfavorable)					(5.0)
Adjusted EBITDA - Constant Currency					$80.0

* Refer to the Company's description of non-GAAP measures including Adjusted EBITDA as referenced above.

(1)
Foreign exchange gain of $10.5 million for the twelve months ended September 30, 2016 included $16.9 million of non-cash unrealized foreign currency exchange rate gains primarily driven by gains of $6.2 million related to foreign trade receivables and payables, $9.3 million of unrealized gains on inter-company loans and $1.3 million of unrealized gains on the effective portion of the Company's net investment hedge. The foreign exchange adjustment was also affected by the exclusion of realized foreign currency exchange rate losses from the non-cash and cash settlement of inter-company loans of $6.3 million. Inter-company loans are between Catalent entities and do not reflect the ongoing results of the company's trade operations.

Catalent, Inc. and Subsidiaries
Reconciliation of Net Earnings/(Loss) to Adjusted Net Income*
(Dollars in millions)

	Quarter Ended					Twelve Months Ended
	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016	September 30, 2016	September 30, 2016
Net earnings	$11.7	$30.7	$10.7	$58.1	$4.6	$104.1
Net earnings/(loss) from discontinued operations, net of tax	—	—	—	—	—	—
Earnings from continuing operations, net of tax	11.7	30.7	10.7	58.1	4.6	104.1
Amortization (1)	11.9	11.7	11.4	11.4	11.0	45.5
Net (earnings)/loss attributable to noncontrolling interest, net of tax	0.2	0.1	—	—	—	0.1
Equity compensation	2.6	2.5	3.6	2.1	6.9	15.1
Impairment charges and loss on sale of assets	1.2	(0.1)	(0.3)	1.9	—	1.5
Financing related expenses	—	—	—	—	—	—
U.S. GAAP restructuring	1.0	0.6	1.8	5.6	1.1	9.1
Acquisition, integration and other special items	1.0	3.6	7.8	5.8	4.8	22.0
Foreign exchange loss/(gain) (included in other (income)/expense, net)	(0.5)	(3.3)	(2.0)	(4.7)	(0.5)	(10.5)
Other adjustments	0.2	0.3	(0.5)	(3.3)	—	(3.5)
Estimated tax effect of adjustments(2)	(5.7)	(4.4)	(6.5)	(6.1)	(6.5)	(23.5)
Discrete income tax expense/(benefit) items(3)	(0.6)	(2.8)	0.4	(5.9)	(1.8)	(10.1)
Adjusted net income	$23.0	$38.9	$26.4	$64.9	$19.6	$149.8

* Refer to the Company's description of non-GAAP measures including Adjusted Net Income as referenced above.

(1)	Represents the amortization attributable to purchase accounting for previously completed business combinations.

(2)
The tax effect of adjustments to Adjusted Net Income is computed by applying the statutory tax rate in the jurisdictions to the income or expense items which are adjusted in the period presented; if a valuation allowance exists, the rate applied is zero.

(3) Discrete period income tax expense / (benefit) items are unusual or infrequently occurring items primarily including: changes in judgment related to the realizability of deferred tax assets in future years, changes in measurement of a prior year tax position, deferred tax impact of changes in tax law, and purchase accounting.

Catalent, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in millions)

	September 30, 2016	June 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$132.1	$131.6
Trade receivables, net	376.3	414.8
Inventories	177.5	154.8
Prepaid expenses and other	83.0	89.0
Total current assets	768.9	790.2
Property, plant, and equipment, net	926.5	905.8
Other non-current assets, including intangible assets	1,432.7	1,395.1
Total assets	$3,128.1	$3,091.1

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$99.3	$27.7
Accounts payable	145.7	143.7
Other accrued liabilities	203.6	219.8
Total current liabilities	448.6	391.2
Long-term obligations, less current portion	1,838.0	1,832.8
Other non-current liabilities	227.0	231.2
Commitment and contingencies (1)
Total shareholders' equity	614.5	635.9
Total liabilities and shareholders' equity	$3,128.1	$3,091.1

(1)	Please refer to note 10 of the consolidated financial statements within our September 30, 2016 Form 10-Q.

Catalent, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Dollars in millions)

	Three Months Ended September 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by/(used in) operating activities from continuing operations	$48.3	$44.9
Net cash provided by/(used in) operating activities from discontinued operations	—	—
Net cash provided by/(used in) operating activities	48.3	44.9
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment and other productive assets	(27.7)	(33.2)
Payment for acquisitions, net of cash acquired	(86.9)	—
Net cash provided by/(used in) investing activities from continuing operations	(114.6)	(33.2)
Net cash provided by/(used in) investing activities from discontinued operations	—	—
Net cash provided by/(used in) investing activities	(114.6)	(33.2)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in other borrowings	(4.3)	—
Proceeds from borrowing, net	75.0	—
Payments related to long-term obligations	(4.7)	(4.7)
Cash paid, in lieu of equity, for tax withholding obligations	(0.1)	(5.6)
Net cash (used in)/provided by financing activities from continuing operations	65.9	(10.3)
Net cash (used in)/provided by financing activities from discontinued operations	—	—
Net cash provided by/(used in) financing activities	65.9	(10.3)
Effect of foreign currency on cash	0.9	(1.3)
NET INCREASE/(DECREASE) IN CASH AND EQUIVALENTS	0.5	0.1
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	131.6	151.3
CASH AND EQUIVALENTS AT END OF PERIOD	$132.1	$151.4